                                                                     NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces Results for its Fiscal 2010 Third Quarter
Company Also Declares Quarterly Dividend

ST. LOUIS (July 30, 2010) – The Laclede Group, Inc. (NYSE: LG) today announced quarterly net income for its fiscal third quarter ended June 30, 2010 totaling $4.7 million, or $0.21 diluted earnings per share, compared to $6.9 million, or $0.31 per share, for the same quarter last year.  On a non-GAAP basis, The Laclede Group reported third-quarter net economic earnings of $4.4 million, or $0.20 per share, compared to $6.8 million, or $0.30 per share, for the same quarter last year.  Please refer to “Non-GAAP Net Economic Earnings” included below.

Additionally, the Company declared a quarterly dividend of 39.5 cents per share on its common stock, payable October 1, 2010 to shareholders of record on September 10, 2010.

“A milder-than-normal spring across much of the country had varying effects on our overall business during the quarter,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.  “Within the Laclede Gas service area, warmer temperatures contributed to lower sales volumes for our regulated utility.  Meanwhile, sales volumes for our non-regulated Laclede Energy Resources subsidiary benefited from increased power generation demand and other opportunities.  These results further support our business model of balancing regulated and non-regulated businesses to diversify our revenue streams and develop long-term value for our shareholders.”

For the first nine months of fiscal 2010, The Laclede Group reported net income totaling $55.6 million, or $2.50 per share, compared to $69.0 million, or $3.11 per share, for the same period last year.  Year-to-date net economic earnings (non-GAAP) were $57.5 million, or $2.59 per share, compared to $66.7 million, or $3.00 per share, for the same period last year.

Performance in both the third-quarter and fiscal-year-to-date reporting periods was primarily impacted by lower margins from Laclede Energy Resources Inc. (LER), The Laclede Group’s non-regulated natural gas commodity service provider, as well as lower sales from The Laclede Group’s regulated natural gas distribution utility, Laclede Gas Company.  These decreases were partially offset by higher sales volumes by LER and a gain earned by Laclede Gas on a non-regulated sale of propane in the wholesale market during the first quarter of fiscal 2010.

RESULTS OF OPERATIONS

Laclede Gas Company
Laclede Gas Company, Missouri’s largest natural gas distribution utility, reported a decrease in fiscal 2010 third-quarter net income of $2.3 million as compared to the same quarter last year. For the first nine months of fiscal 2010, Laclede Gas reported net income of $44.5 million, compared to $40.7 million for the same period last year.

The decline in net income for the third quarter reflected warmer weather conditions, lower off-system sales, and the benefit of a one-time property sale in 2009, offset by lower operating and maintenance costs during fiscal 2010.  For the first nine months of fiscal 2010, the $3.8 million increase in net income was primarily attributable to income totaling $3.7 million realized from a non-regulated sale of propane in the wholesale market during the first quarter, as lower volumes and off-system sales earnings were largely offset by higher Infrastructure System Replacement Surcharge revenues.

Laclede Gas’ reported break-even performance for the third quarter of fiscal 2010 compared to a contribution of $0.11 to consolidated earnings per share in the year-ago quarter. For the first nine months of fiscal 2010, Laclede Gas contributed $2.00 per share, compared to $1.83 for the same period last year.

Laclede Energy Resources
LER reported net income of $4.4 million for the third quarter of fiscal 2010, compared to $4.3 million for the same quarter last year.  Excluding from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives, LER’s net economic earnings for the third quarter of fiscal 2010 were $4.1 million compared to $4.2 million for the same quarter last year.  For the first nine months of fiscal 2010, LER reported net income of $10.6 million, compared to $27.5 million for the same period last year.  LER’s net economic earnings for the first nine months of fiscal 2010 were $12.4 million compared to $25.2 million for the same period last year.

LER’s third-quarter results were essentially equal to the results for the third quarter of 2009, as higher volumes this year were offset by lower margins on sales of natural gas driven primarily by narrower regional price differentials that have prevailed in the marketplace as compared to 2009.  The decreases in net income and net economic earnings for the fiscal-year-to-date reporting period were mainly attributable to the effect of lower sales margins.  LER’s sales volumes for the quarter increased 13 percent compared to the same quarter last year.  LER’s fiscal-year-to-date sales volumes increased 3 percent compared to the same period last year. These increases were a result of new-customer growth and higher wholesale sales volumes.

LER contributed $0.20 to consolidated earnings per share for the third quarter, compared to $0.19 for the same period last year.  For the first nine months of fiscal 2010, LER contributed $0.48 per share, compared to $1.24 for the same period last year.  On a net economic earnings basis, LER contributed $0.18 per share for the third quarter, compared to $0.19 in the year-ago quarter.  For the first nine months of fiscal 2010, LER contributed $0.56 per share, compared to $1.14 for the same period last year.

ABOUT THE LACLEDE GROUP
The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s results for the third quarter and first nine months of fiscal 2010, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the three months ended March 31, 2010, filed with the Securities and Exchange Commission.

Net Economic Earnings – Reconciliation to GAAP
This press release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  As LER continues to expand its business, the number of transactions accounted for through fair value measurements has increased.  As a result, management also uses these non-GAAP measures internally when evaluating the Company’s performance.  Net economic earnings exclude from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement.  Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

The accompanying schedule provides a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure:

(Millions, except per share amounts)	Net Economic Earnings (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (GAAP)

Quarter Ended June 30, 2010
Non-Regulated Gas Marketing	$4.1	$0.3	$4.4
Consolidated	$4.4	$0.3	$4.7
Consolidated Per Share Amounts (2)	$0.20	$0.01	$0.21
Quarter Ended June 30, 2009
Non-Regulated Gas Marketing	$4.2	$0.1	$4.3
Consolidated	$6.8	$0.1	$6.9
Consolidated Per Share Amounts (2)	$0.30	$0.01	$0.31

Nine Months Ended June 30, 2010
Non-Regulated Gas Marketing	$12.4	$(1.8)	$10.6
Consolidated	$57.5	$(1.9)	$55.6
Consolidated Per Share Amounts (2)	$2.59	$(0.09)	$2.50
Nine Months Ended June 30, 2009
Non-Regulated Gas Marketing	$25.2	$2.3	$27.5
Consolidated	$66.7	$2.3	$69.0
Consolidated Per Share Amounts (2)	$3.00	$0.11	$3.11

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarters ended June 30, 2010 and 2009, the amounts of income tax expense included in the consolidated reconciling items above are $0.2 million and $0.1 million, respectively. For the nine months ended June 30, 2010 and 2009, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $(1.2) million and $1.4 million, respectively.

(2) Consolidated net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted earnings per share calculation.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009

OPERATING REVENUES
Regulated Gas Distribution	$124,745	$160,332	$781,194	$958,901
Non-Regulated Gas Marketing	199,307	148,442	658,305	681,071
Other	455	1,170	11,499	3,296
Total Operating Revenues	324,507	309,944	1,450,998	1,643,268
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	57,315	87,841	489,553	656,244
Other operation expenses	33,227	33,900	108,469	110,452
Maintenance	7,198	6,659	20,591	20,454
Depreciation and amortization	9,396	9,190	28,144	27,489
Taxes, other than income taxes	12,016	13,821	54,290	60,395
Total Regulated Gas Distribution Operating Expenses	119,152	151,411	701,047	875,034
Non-Regulated Gas Marketing	192,230	141,512	641,121	637,600
Other	258	818	5,029	2,503
Total Operating Expenses	311,640	293,741	1,347,197	1,515,137
Operating Income	12,867	16,203	103,801	128,131
Other Income and (Income Deductions) - Net	(191)	1,331	1,714	2,317
Interest Charges:
Interest on long-term debt	6,146	6,146	18,437	18,437
Other interest charges	631	737	1,720	4,551
Total Interest Charges	6,777	6,883	20,157	22,988
Income Before Income Taxes and Dividends on Laclede Gas
Redeemable Preferred Stock	5,899	10,651	85,358	107,460
Income Tax Expense	1,168	3,774	29,721	38,451
Dividends on Laclede Gas Redeemable Preferred Stock	—	—	—	15
Net Income	$4,731	$6,877	$55,637	$68,994

Average Number of Common Shares Outstanding:
Basic	21,997	21,904	21,978	21,884
Diluted	22,048	21,950	22,025	21,959

Basic Earnings Per Share of Common Stock	$0.21	$0.31	$2.51	$3.12
Diluted Earnings Per Share of Common Stock	$0.21	$0.31	$2.50	$3.11

Earnings per share (EPS) and diluted shares outstanding amounts for the quarter and nine months ended June 30, 2009 have been restated to reflect the retrospective application of a new accounting standard that the Company adopted on October 1, 2009. For the nine months ended June 30, 2009, the effect of adoption reduced basic and diluted EPS by $0.03 and $0.02, respectively, compared to originally reported amounts. Reported basic and diluted EPS for the quarter ended June 30, 2009 were unaffected by the adoption. On an annual basis, reductions to previously reported EPS will not be more than $0.03 per share. Reported net income was not affected by the adoption of this new accounting standard.